Exhibit 23.2

Consent of Wright & Company, Inc.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 (Registration Number 333-194603) of our report titled Evaluation of Oil and Gas Reserves, To the Interests of Gastar Exploration, Inc., In Certain Properties Located in Oklahoma, Pennsylvania, Texas and West Virginia, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2014, Job 13.1559, dated January 17, 2014, included in the Annual Report on Form 10-K of Gastar Exploration Inc. for the fiscal year ended December 31, 2013, filed with the SEC on March 13, 2014.

Wright & Company, Inc.

TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

April 11, 2014